REPLACEMENT RESERVE AGREEMENT

This REPLACEMENT RESERVE AGREEMENT (“Agreement”) is made and entered into, to be effective as of March 31, 2010, by and between between G&E HEALTHCARE REIT II SARTELL MOB, LLC, a Delaware limited liability company (“Mortgagor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) and its successors and assigns.

W I T N E S S E T H:

WHEREAS, Lender has made the Loan to Stingray Properties, LLC (the “Borrower”), which is evidenced by a Construction Loan Note dated September 16, 2005 (as the same may be amended, restated or replaced from time to time, the “Note”) and secured by a Security Instrument encumbering the Land and the Improvements. The Land is described on Exhibit “A” attached to this Agreement; and

WHEREAS, as a condition of granting consent to Mortgagor acquiring the Property, Lender is requiring Mortgagor to establish the Replacement Reserve Fund for the funding of Capital Replacements throughout the Loan term.

NOW, THEREFORE, for and in consideration of Lender consenting to Mortgagor acquiring the Property, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Mortgagor agree as follows:

1.	Definitions. The following terms used in this Agreement shall have the meanings set forth below in this Section 1. Any term used in this Agreement and not defined shall have the meaning given to that term in the Security Instrument.

(a)	“Capital Replacement” means the replacement of those items listed on Exhibit “B” of this Agreement and such other replacements of equipment, major components or capital systems related to the Improvements as may be approved in writing or reasonably required by Lender.

(b)	“Disbursement Period” means the interval between disbursements from the Replacement Reserve Fund, which interval shall be no shorter than once a quarter.

(c)	“Improvements” means the buildings, personal property and improvements situated upon the Land.

(d)	“Initial Deposit” means the amount of $38,000.00 made as of the date of this Agreement.

(e)	Reserved.

(f)	“Loan” means the loan from Lender to Borrower in the original principal amount of $4,000,000.00, as evidenced by the Note and secured by the Security Instrument.

(g)	“Loan Document” means the Note, the Security Instrument, or any other document, instrument or agreement related thereto.

(h)	“Minimum Disbursement Request Amount” means $15,000.

(i)	“Annual Deposit” means the amount of $38,000 per year to be deposited into the Replacement Reserve Fund in accordance with this Agreement; provided, however, that the amount of the Annual Deposit shall be reduced to the extent it would otherwise cause the balance of the Replacement Reserve Fund at the time of deposit to exceed $200,000 by the amount of any such excess.

(j)	“Property” means the Land and Improvements.

(k)	“Replacement Reserve Deposit” means the Initial Deposit and/or the Annual Deposit, as appropriate.

(l)	“Replacement Reserve Fund” means the account established pursuant to this Agreement to defray the costs of Capital Replacements.

(n)	“Security Instrument” means that certain Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated September 16, 2005, and recorded in the office of the County Recorder for Stearns County, Minnesota on September 28, 2005, as Document No. 1169890 which was assumed (as mortgagor) by Stingray Properties, LLC under a Consent and Assumption Agreement dated July 1, 2006 recorded in the office of the County Recorder for Stearns County, Minnesota on September 28, 2006, as Document No. 1207487 and is being assumed (as mortgagor) by Mortgagor under a Consent and Assumption Agreement dated on or about there date hereof and is being amended by a Modification of Third-Party Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated on or about the date hereof, as the same may be amended, restated or replaced from time to time.

2. Replacement Reserve Fund.

(a)	Establishment; Funding.

(i)	On the date hereof, the parties shall establish the Replacement Reserve Fund and Mortgagor shall pay the Initial Deposit to Lender for deposit into the Replacement Reserve Fund.

(ii)	Within thirty (30) days after the each of each fiscal year of the Borrower, commencing January 30, 2011, and continuing on the same day of each successive year until the Loan is paid in full, Mortgagor shall pay the Annual Deposit to Lender for deposit into the Replacement Reserve Fund.

(b)	Investment of Deposits. Mortgagor and Lender agree that Lender shall hold all moneys deposited into the Replacement Reserve Fund in a segregated and specially designated replacement reserve account established with Lender.

(c)	Use. Subject to the pledge and security interest and other rights of Lender set forth in this Agreement, the Replacement Reserve Fund shall be maintained for the payment of the costs of the Capital Replacements identified on Exhibit B.

3. Performance of Capital Replacements; Disbursements.

(a)	Requests for Disbursement. Lender shall disburse funds from the Replacement Reserve Fund, as follows:

(i)	Mortgagor’s Request. If Mortgagor determines, at any time or from time to time, that a Capital Replacement is necessary or desirable, Mortgagor shall perform such Capital Replacement and request from Lender, in writing, reimbursement for such Capital Replacement. Mortgagor’s request for reimbursement shall include (A) a detailed description of the Capital Replacement performed, together with evidence, reasonably satisfactory to Lender, that the cost of such Capital Replacement has been paid and (B) lien waivers from each contractor and material supplier supplying labor or materials for such Capital Replacement, if required by Lender in writing.

(ii)	Lender’s Request. If Lender shall reasonably determine at any time or from time to time, that a Capital Replacement is necessary for the proper maintenance of the Property, it shall so notify Mortgagor, in writing, requesting that Mortgagor obtain and submit to Lender bids for all labor and materials required in connection with such Capital Replacement. Mortgagor shall submit such bids and a time schedule for completing each Capital Replacement to Lender within sixty (60) days after Mortgagor’s receipt of Lender’s written notice. Mortgagor shall perform such Capital Replacement and request from Lender, in writing, reimbursement for such Capital Replacement. Mortgagor’s request for reimbursement shall include (A) a detailed description of the Capital Replacement performed, together with evidence, reasonably satisfactory to Lender, that the cost of such Capital Replacement has been paid and (B) lien waivers from each contractor and material supplier supplying labor or materials for such Capital Replacement, if required by Lender in writing.

(b)	Conditions Precedent. Disbursement from the Replacement Reserve Fund shall be made no more frequently than once every Disbursement Period and, except for the final disbursement, no disbursement shall be made in an amount less than the Minimum Disbursement Request Amount. Disbursements shall be made only if the following conditions precedent have been satisfied, as reasonably determined by Lender:

(i)	Payment for Capital Replacement. The Capital Replacement has been performed and/or installed on the Property in a good and workmanlike manner with suitable materials (or in the case of a partial disbursement, performed and/or installed on the Property to an acceptable stage) and paid for by Mortgagor as evidenced by copies of all applicable paid invoices or bills submitted to Lender by Mortgagor at the time Mortgagor requests disbursement from the Replacement Reserve Fund.

(ii)	No Default. There is no condition, event or act that would constitute a default (with or without notice and/or lapse of time) under this Agreement or the Security Instrument or a payment default under any other Loan Document.

(iii)	Representations and Warranties. All representations and warranties of Mortgagor set forth in this Agreement and in the Loan Documents are true in all material respects.

(iv)	Continuing Compliance. Mortgagor is in full compliance with the provisions of this Agreement and the other Loan Documents to which Mortgagor is a party and any request or demand by Lender permitted thereby.

(v)	No Lien Claim. No lien or claim based on furnishing labor or materials has been filed or asserted against the Property, unless Mortgagor has properly provided bond, other security against loss in accordance with applicable law.

(vi)	Approvals. All licenses, permits, and approvals of governmental authorities required for the Capital Replacement as completed to the applicable stage have been obtained.

(vii)	Legal Compliance. The Capital Replacement as completed to the applicable stage does not violate any laws, ordinance, rules or regulations, or building lines or restrictions applicable to the Property.

4.	Right to Complete Capital Replacements. If Mortgagor abandons or fails to proceed diligently to undertake and/or complete any Capital Replacement in a timely fashion or is otherwise in default under this Agreement for 30 days after written notice of such failure by Lender to Mortgagor, Lender shall have the right (but not the obligation) to enter upon the Property and take over and cause the completion of such Capital Replacement. However, no such notice or grace period shall apply in the case of such failure which could, in Lender’s reasonable judgment, absent immediate exercise by Lender of a right or remedy under this Agreement, result in harm to Lender or impairment of the security given under the Security Instrument or any other Loan Document. Any contracts entered into or indebtedness incurred upon the exercise of such right may be in the name of Mortgagor, and Lender is hereby irrevocably appointed the attorney in fact of Mortgagor, such appointment being coupled with an interest, to enter into such contracts, incur such obligations, enforce any contracts or agreements made by or on behalf of Mortgagor (including the prosecution and defense of all actions and proceedings in connection with the Capital Replacement and the payment, settlement or compromise of all bills and claims for materials and work performed in connection with the Capital Replacement) and do any and all things necessary or proper to complete any Capital Replacement including signing Mortgagor’s name to any contracts and documents as may be deemed necessary by Lender. In no event shall Lender be required to expend its own funds to complete any Capital Replacement, but Lender may, in its sole discretion, advance such funds. Any funds advanced shall be added to the outstanding balance of the Loan, secured by the Security Instrument and payable to Lender by Mortgagor in accordance with the provisions of the Security Instrument pertaining to the protection of Lender’s security and advances made by Lender. Mortgagor waives any and all claims it may have against Lender for materials used, work performed or resultant damage to the Property except as arising from the gross negligence or willful misconduct of Lender.

5.	Inspection. Upon reasonable prior written notice, Lender or any representative of Lender may periodically inspect any Capital Replacement in process and upon completion during normal business hours or at any other reasonable time upon reasonable prior written notice to Mortgagor (except in an emergency, as determined by Lender in its discretion or after an Event of Default, in which event no such prior notice shall be required). Lender shall be entitled to deduct a reasonable inspection fee from the Replacement Reserve Fund for performing any such inspection. If Lender, in its reasonable discretion, retains a professional inspection engineer or other qualified third party to inspect any Capital Replacement, Lender also shall be entitled to deduct from the Replacement Reserve Fund an amount sufficient to pay all reasonable fees and expenses charged by such third party inspector.

6.	Insufficient Account. If Mortgagor requests disbursement from the Replacement Reserve Fund for a Capital Replacement in accordance with this Agreement in an amount which exceeds the amount on deposit in the Replacement Reserve Fund, Lender shall disburse to Mortgagor only the amount on deposit in the Replacement Reserve Fund. Mortgagor shall pay all additional amounts required in connection with any such Capital Replacement from Mortgagor’s own funds.

7.	Security Agreement. To secure Mortgagor’s obligations under this Agreement and to further secure Mortgagor’s obligations under the Security Instrument and the other Loan Documents to which it is a party, and to secure the Borrower’s payment obligations under the Loan Documents, Mortgagor hereby conveys, pledges, transfers and grants to Lender a security interest pursuant to the Uniform Commercial Code of the State of Minnesota or any other applicable law in and to all money in the Replacement Reserve Fund, as same may increase or decrease from time to time, all interest and dividends thereon and all proceeds thereof.

8.	Post Default. If Mortgagor defaults in the performance of its obligations under this Agreement or under the Security Instrument or any other Loan Document to which it is a party, or if Borrower defaults in the payment of any amount due under any Loan Document, after the expiration of any applicable notice or cure period, Lender shall have all remedies available to it under Article 9 of the Uniform Commercial Code of the State of Minnesota and under any other applicable law. In addition, Lender may retain all money in the Replacement Reserve Fund, including interest, and in Lender’s discretion, may apply such amounts, without restriction and without any specific order of priority, to the payment of any and all indebtedness or obligations of Borrower or Mortgagor set forth in the Note, Security Instrument or any other Loan Document, including, but not limited to, principal, interest, taxes, insurance, reasonable attorneys’ fees and costs (including those of Lender’s in-house counsel) and disbursements actually incurred and/or repairs to the Property.

9.	Termination. If not sooner terminated by written concurrence of the parties, this Agreement shall terminate upon the payment in full of the Loan and all indebtedness incurred in connection therewith and upon such termination, Lender shall pay to Mortgagor all funds remaining in the Replacement Reserve Fund.

10.	No Amendment. Nothing contained in this Agreement shall be construed to amend, modify, alter, change or supersede the terms and provisions of the Note, Security Instrument or any other Loan Document; and, if there is a conflict between the terms and provisions of this Agreement and those of the Note, Security Instrument, or any other Loan Document then the terms and provisions of the Note, Security Instrument or such other Loan Document shall control.

11.	Release; Indemnity.

(a)	Release. Mortgagor covenants and agrees that, in performing any of its duties under this Agreement, none of Lender, or any of its agents or employees shall be liable for any losses, claims, damages, liabilities and expenses that may be incurred by any of them as a result of such performance, except that no such party will be released from liability for any losses, claims, damages, liabilities or expenses arising out of the willful misconduct or gross negligence of such party.

(b)	Indemnity. Mortgagor hereby agrees to indemnify and hold harmless Lender and its agents and employees against any and all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys’ fees and costs (including those of Lender’s in-house counsel) and disbursements, which may be imposed or incurred by any of them in connection with this Agreement except that no such party will be indemnified from liability for any losses, claims, damages, liabilities or expenses arising out of the willful misconduct or gross negligence of such party.

12.	Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

13.	Successors and Assigns. Lender may assign its rights and interests under this Agreement in whole or in part and upon any such assignment, all the terms and provisions of this Agreement shall inure to the benefit of such assignee to the extent so assigned. The terms used to designate any of the parties herein shall be deemed to include the heirs, legal representatives, successors and assigns of such parties; and the term “Lender” shall also include any lawful owner, holder or pledgee of the Note. Reference herein to “person” or “persons” shall be deemed to include individuals and entities. Mortgagor may not assign or delegate its rights, interests, or obligations under this Agreement without first obtaining Lender’s prior written consent.

14.	Attorneys’ Fees. In the event that Lender engages the services of an attorney at law to enforce the provisions of this Agreement against Mortgagor, then Mortgagor shall pay all costs of such enforcement, including any reasonable attorneys’ fees and costs (including those of Lender’s in-house counsel) and disbursements actually incurred.

15.	Compliance with Laws; Insurance Requirements.

(a)	Compliance with Laws. Mortgagor shall ensure that all Capital Replacements comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(b)	Insurance Requirements. In addition to any insurance required under the Loan Documents, Mortgagor shall provide or cause to be provided workers’ compensation, builder’s risk (if required by Lender), and public liability insurance and other insurance required under applicable law in connection with any of the Capital Replacements. All such policies that can be endorsed with standard mortgage clauses making losses payable to Lender or its assigns shall be so endorsed.

16.	Remedies Cumulative. In the event of Mortgagor’s default under this Agreement, Lender may exercise all or any one or more of its rights and remedies available under this Agreement, at law or in equity. Such rights and remedies shall be cumulative and concurrent, and may be enforced separately, successively or together, and Lender’s exercise of any particular right or remedy shall not in any way prevent Lender from exercising any other right or remedy available to Lender. Lender may exercise any such remedies from time to time as often as Lender chooses.

17.	Determinations by Lender. Unless otherwise provided in this Agreement, in any instance where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under this Agreement, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by Lender (or its designated representative) at its sole and exclusive option and in its sole and absolute discretion.

18.	Completion of Capital Replacements. Lender’s disbursement of moneys from the Replacement Reserve Fund or other acknowledgment of completion of any Capital Replacement in a manner satisfactory to Lender shall not be deemed a certification by Lender that the Capital Replacement has been completed in accordance with applicable building, zoning or other codes, ordinances, statutes, laws, regulations or requirements of any governmental authority or agency. Mortgagor shall at all times have the sole responsibility for ensuring that all Capital Replacements are completed in accordance with all such governmental requirements.

19.	No Agency or Partnership. Nothing contained in this Agreement shall constitute Lender as a joint venturer, partner or agent of Mortgagor, or render Lender liable for any debts, obligations, acts, omissions, representations or contracts of Mortgagor.

20.	Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. There are no oral agreements between the parties. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement and the other Loan Documents. Neither this Agreement nor any of its provisions may be waived, modified, amended, discharged or terminated except in writing signed by the party against which the enforcement of the waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in writing.

21.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original document and all of which together shall constitute one agreement.

22.	Incorporation of Security Instrument Rider by Reference. Mortgagor agrees to and agrees to perform the obligations and agreements contained in the NON-BORROWER MORTGAGOR RIDER rider attached to the Security Instrument and such rider is incorporated herein by reference with all references to the Mortgage adjusted mutatis mutandis to be references to this Agreement.

[Remainder of page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

MORTGAGOR:

G&E HEALTHCARE REIT II SARTELL MOB, LLC,
a Delaware limited liability company

By: /s/ Danny Prosky
Name: Danny Prosky
Its: Authorized Signatory

Mortgagor’s
Taxpayer Identification No.

27-1604610

LENDER:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: /s/ Roxanne Muehebauer
Name: Roxanne Muehebauer
Title: Assistant Vice President

EXHIBIT A

Legal Description of the Land

Lots One (1), Two (2) and Three (3), Block One (1), REGIONAL MEDICAL ARTS CAMPUS, according to the plat and survey thereof on file and of record in the office of the County Recorder in and for Stearns County, Minnesota.

Abstract Property
EXHIBIT B

Capital Replacements

Replacement of Improvements assets which are generally depreciable under GAAP (Generally Accepted Accounting Principles). Such assets may include, but are not limited to, capital items (roof, garage, plumbing, electrical, heating and air conditioning, etc.) and major expense items (painting, carpet, decorating, appliances, etc.)